Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FOURTH QUARTER AND YEAR END 2016 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2017 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA,  FWONK) today reported fourth quarter and year end 2016 results.  Highlights include (1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong full-year 2016 results
▪	2016 revenue climbed 10% to $5.0 billion
▪	Net subscriber growth in 2016 of 1.75 million
▪	SiriusXM beat 2016 guidance on all metrics
▪	Net income rose 46% to $746 million and adjusted EBITDA(2) grew 13% to $1.88 billion in 2016
▪	2016 operating cash flow grew 38% to $1.72 billion and free cash flow(2) rose 15% to $1.51 billion
o	Liberty Media’s ownership of SiriusXM stood at 67.1% as of January 31st
•	Attributed to Braves Group
o	SunTrust Park and Battery Atlanta projects progressing well and on-budget; ballpark will be ready for opening day on April 14th
o	Braves minor league system top ranked heading into 2017 season
o	MLB agreed to new five-year collective bargaining agreement in December
•	Attributed to Formula One Group
o	Completed acquisition of Formula 1 (“F1”) on January 23rd
o	Appointed Chase Carey CEO of F1
o	Issued $450 million convertible notes and used portion of proceeds to reserve FWONK shares for potential issuance to F1 teams
o	Received commitments for refinancing $3.1 billion of F1 debt, estimated to reduce annual interest expense 50bps and increase term up to 2.5 years; closing expected during first quarter

“It was another stellar quarter and year for SiriusXM, beating guidance across the board,” said Greg Maffei, Liberty President and CEO.  “We were excited to close the F1 acquisition in January, to appoint Chase Carey as CEO in addition to his role as Chairman and to introduce the Formula One Group to the market.  The sod goes in this week at SunTrust Park, and we look forward to the Braves’ opening day on April 14th.”

Operating Results

On April 15, 2016, Liberty Media completed the recapitalization (the “Recapitalization”) of its common stock into three new tracking stock groups: (i) the Liberty SiriusXM Group, (ii) the Braves Group and (iii) the Liberty Media Group  (now the Formula One Group).  For purposes of presentation herein, the assets and liabilities of Liberty Media have been allocated among the three tracking stocks as if the Recapitalization had occurred on January 1, 2015.  This is intended to supplement and enhance the information included in our prior period financial statements, but is not intended to provide a comprehensive view of what each tracking stock group's performance would have been had the Recapitalization actually occurred on such date.

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2016 to the same period in 2015.

LIBERTY SIRIUSXM GROUP – Liberty SiriusXM Group's revenue increased 9% to $1.3 billion in the fourth quarter and increased 10% to $5.0 billion for the year. Operating income increased 17% to $306 million in the fourth quarter and increased 26% to $1.4 billion for the year. Adjusted OIBDA(2) increased 21% to $467 million in the fourth quarter and increased 11% to $1.8 billion for the year.  The increases in revenue, operating income and adjusted OIBDA were primarily attributable to an increase in SiriusXM’s daily weighted average number of subscribers and an increase in SiriusXM’s average monthly revenue per subscriber due to certain rate increases. Approximately $13 million and $34 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group in the fourth quarter and the period from the Recapitalization to year end, respectively.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone fourth quarter and year end results on February 2,  2017.  For presentation purposes in this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, operating income and adjusted OIBDA (as defined by Liberty Media) for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-K for the year ended December 31, 2016.

Highlights of SiriusXM's earnings release included the following:

•	2016 revenue climbed 10% to $5.0 billion
•	Net subscriber growth in 2016 of 1.75 million
•	SiriusXM beat 2016 guidance on all metrics
•	Net income rose 46% to $746 million and adjusted EBITDA(2) grew 13% to $1.88 billion in 2016
•	2016 operating cash flow grew 38% to $1.72 billion and free cash flow(2) rose 15% to $1.51 billion

The businesses and assets attributed to the Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

BRAVES GROUP - Braves Group's revenue increased $2 million to $18 million in the fourth quarter and increased $19 million to $262 million for the year. The Braves played two home games in the fourth quarter of 2016 compared to four home games the prior year and 81 home games for the full year 2016 compared to 80 home games the prior year.  The increase in revenue for the year was primarily due to a change in the structure of the Braves’ ballpark retail and concession operations and increased broadcast revenue, as well as having more home games period over period. The Braves brought retail operations in-house and engaged a new concessions operator for the 2016 season, resulting in increased revenue offset by corresponding increases in operating expenses. Operating income increased $6 million to $(16) million in the fourth quarter and decreased $23 million to $(61) million for the year. Adjusted OIBDA(2) decreased $1 million to $(12) million in the fourth quarter and decreased $23 million to $(20) million for the year.  The decreases in operating income and adjusted OIBDA for the year were primarily due to the acceleration of player salary expense as a result of released or injured players, as well as certain penalties imposed on the Braves under the terms of the collective bargaining agreement related to certain international player signing bonuses paid during 2016 and increased operating expenses due to the aforementioned change to the Braves’ ballpark retail and concession operations.  Approximately  $2 million and approximately $5 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group in the fourth quarter and the period from the Recapitalization to year end, respectively.

As discussed below, the Formula One Group holds an approximate 15.5% intergroup interest (approximately 9.1 million notional shares) in the Braves Group as of January 31, 2017.  Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of January 31, 2017 would have been 58.5 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves major league baseball team, and certain assets and liabilities associated with its ballpark and mixed-use development project.

FORMULA ONE GROUP – Approximately $15 million and $38 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was incurred by the Formula One Group in the fourth quarter and the period from the Recapitalization to year end, respectively. Corporate level selling, general and administrative expenses incurred by Formula One Group was elevated in the third and fourth quarters of 2016 due to transaction related expenses as a result of the F1 acquisition.

F1 Acquisition

On September 7, 2016, Liberty entered into two agreements relating to the acquisition of F1, a global motorsports business.  The first stock purchase agreement was completed on September 7, 2016 and provided for the acquisition of an 18.7% fully diluted minority stake in Delta Topco Limited, the parent company of F1 (Delta Topco herein referred to as "F1"), for $746 million in cash. Also pursuant to the first purchase agreement, on October 27, 2016, Liberty acquired an additional 0.4% equity interest in F1 for approximately $13 million in cash, increasing its stake to approximately 19.1% on a fully diluted basis.  In a second closing that occurred on January 23, 2017, Liberty acquired 100% of the fully diluted shares of F1, other than a nominal number of shares held by certain F1 teams. Shortly thereafter,  the Liberty Media Group tracking stock was renamed the Formula One Group, and the corresponding ticker symbols for the Series A, Series B and Series C common stock were changed from LMC (A/B/K), respectively, to FWON (A/B/K), respectively.  On January 23, 2017, F1 also announced the appointment of Chase Carey as Chief Executive Officer of F1, in addition to his pre-existing role as Chairman.

The transaction price for the acquisition represents an enterprise value for F1 of approximately $8.0 billion and an equity value of approximately $4.4 billion, calculated at the time of the first closing in September 2016.  The aggregate consideration paid to selling shareholders of F1 was comprised of $3.05 billion in cash (including the cash consideration already paid to the selling shareholders under the first purchase agreement), approximately 56 million newly issued shares of Series C Liberty Formula One common stock (“FWONK”) and an approximately $351 million debt instrument issued by F1 and exchangeable into approximately 15.7 million FWONK shares (assuming interest on the exchangeable security is not issued in the form of payment-in-kind-notes). The cash component of the acquisition was sourced from cash on hand at the Formula One Group, $350 million drawn on a margin loan with shares of Live Nation and Viacom common stock pledged as collateral (discussed in the Notes of this release), a portion of the proceeds from Liberty’s $450 million cash convertible senior notes offering (discussed in the Notes of this release) and $1.55 billion funded through the sale of 62 million newly issued FWONK shares to certain third party investors at a price per share of $25.00. The issuance of these shares was consummated concurrently with the second closing of the F1 acquisition on January 23, 2017. As of January 31, 2017, there are approximately 217.5 million shares of Series A, Series B and Series C Liberty Formula One common stock outstanding, pro-forma for the dilutive impact of the $351 million FWONK exchangeable security  (assuming interest on the exchangeable security is not issued in the form of payment-in-kind-notes) and excluding the approximate 19 million FWONK shares retained in treasury for possible sale to the F1 teams (discussed in the Notes of this release).

The shares of FWONK issued to the selling shareholders of F1 and third party investors will generally be eligible for resale upon the expiration of applicable lock-up periods. The selling shareholders will generally be restricted from selling shares of FWONK during the first six months following January 23, 2017, with the exception of a single underwritten offering in an aggregate offering amount not to exceed $775 million at an offering price of no less than $25.00 per share. In addition, the senior management team of F1 was granted an exception to their lock-up restrictions to enable them to sell a number of shares to cover tax liabilities relating to the non-cash consideration they received. This sale was completed on January 30, 2017 pursuant to a previously filed registration statement, and these management holders are now subject to the same lock-up arrangements as the other selling shareholders. The third party investors will generally be restricted from selling the aforementioned 62 million shares of FWONK during the first six months following the second closing or, if earlier, until the 4th week following any underwritten offering by the selling shareholders as explained above. More detail can be found in Liberty’s definitive proxy materials regarding the acquisition of F1  filed with the SEC on December 9, 2016 (the “F1 Proxy”) and additional proxy materials regarding the third party investment filed with the SEC on December 14, 2016.

F1 Supplemental Information

As of December 31, 2016, Liberty’s minority interest in F1 was accounted for as a cost investment and the results of F1 are not consolidated in Liberty’s year end results. Liberty intends to file supplemental information containing F1’s fourth quarter and full year 2016 operating and financial results once necessary reconciliations are made in accordance with generally accepted accounting principles in the United States (“US GAAP”), estimated to be completed during the second quarter of 2017.  Following the completion of the second closing of F1 on January 23, 2017, Liberty will consolidate F1 in Liberty’s results, which are prepared in accordance with US GAAP, and F1 will be a separate reportable segment.

In the interim, the following discussion provides preliminary information concerning the results of operations of F1. This discussion should be read in conjunction with the F1 financial statements included in the F1 Proxy and the notes thereto.

Due to the contractual nature of F1’s revenue streams, F1 recognizes revenue specific to events upon occurrence of the event, such as race promotion fees or event-based advertising revenue, and recognizes season-based fees, such as broadcast fees or Global Partner and Official Supplier sponsorship contracts, by recognizing the full season revenue pro rata across the total number of events on the relevant World Championship calendar. As such, with 21 events on the World Championship calendar in 2016, revenue recognized during the nine months ended September 30, 2016 included 15/21 (71.4%) of the 2016 season-based revenue whereas revenue recognized during the nine months ended September 30, 2015 included 14/19 (73.7%) of the 2015 season-based revenue due to the 2015 World Championship calendar having 19 events. In addition, F1 recognized different event-specific revenue in each period, reflecting the events that had taken place year to date.

In the fourth quarter of 2016, primary F1 revenue increased primarily due to variances in the race calendar, with six races in the fourth quarter of 2016 compared to five in the fourth quarter of 2015. This drove higher promotion fees, higher pro rata recognition of the increased full year broadcast fees and higher pro rata recognition of season based advertising and sponsorship fees. Advertising and sponsorship fees increased further due to a multiyear sponsorship contract agreed to with Heineken earlier in 2016, whose spend was weighted towards events in the fourth quarter of 2016.  The growth in primary F1 revenue in the fourth quarter was partially offset by a modest reduction in other F1 revenue, primarily due to the impact of calendar differences on the recognition of GP2 race fees and lower hospitality income, partially offset by higher freight and TV production revenue. The largest component of F1’s cost structure, team payments, increased in the fourth quarter of 2016 also due to higher pro rata recognition of full year team payments.

For the full year 2016, primary F1 revenue increased primarily as a result of increased promotion fees driven by variances in the race calendar, with 21 events taking place in 2016 compared to 19 in 2015. Additionally, broadcast revenue increased as a result of several positive renewals and other contractual uplifts in season fees, partially offset by two lower contract renewals and adverse foreign exchange rate impacts on GBP-denominated contracts as discussed in the F1 Proxy.  Advertising and sponsorship revenue grew in 2016, primarily driven by the aforementioned Heineken contract.  The increase in primary F1 revenue was partially offset by a modest reduction in other F1 revenue, primarily due to the recognition in 2015 of a one-time settlement of a Dubai-related license agreement. As discussed in the F1 Proxy, team payments increased in 2016 driven by an increase in the variable prize fund elements measured with reference to F1’s underlying financial performance (pre-team payments) and an additional fixed payment made to one team that qualified for a performance-related prize fund element in 2016.

The businesses and assets attributed to the Formula One Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its interests in Live Nation and F1  (which became a consolidated subsidiary as of January 23, 2017), minority equity investments in Time Warner and Viacom and an intergroup interest in the Braves Group.  There are approximately 9.1 million notional shares underlying the Formula One Group’s 15.5% intergroup interest in the Braves Group.

Share Repurchases

There were no repurchases of Series A or Series C Liberty SiriusXM common stock, Series A or Series C Liberty Braves common stock or Series A or Series C Liberty Formula One common stock from the Recapitalization through January 31, 2017.  The total remaining repurchase authorization for Liberty Media is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 11:00 a.m. (E.S.T.) on February 28, 2017.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations, see the accompanying schedules.

LIBERTY MEDIA FINANCIAL METRICS – QUARTER

	Three months ended
	December 31,
	2015	2016
	amounts in millions
Revenue
Liberty SiriusXM Group
SIRIUS XM	$1,192	$1,303
Total Liberty SiriusXM Group	1,192	1,303
Braves Group
Corporate and other	16	18
Total Braves Group	16	18
Formula One Group
Corporate and other	—	—
Total Formula One Group	—	—
Consolidated Liberty	$1,208	$1,321

Operating Income (Loss)
Liberty SiriusXM Group
SIRIUS XM	$261	$319
Corporate and other	—	(13)
Total Liberty SiriusXM Group	261	306
Braves Group
Corporate and other	(22)	(16)
Total Braves Group	(22)	(16)
Formula One Group
Corporate and other	(22)	(17)
Total Formula One Group	(22)	(17)
Consolidated Liberty	$217	$273

Adjusted OIBDA
Liberty SiriusXM Group
SIRIUS XM	$385	$473
Corporate and other	—	(6)
Total Liberty SiriusXM Group	385	467
Braves Group
Corporate and other	(11)	(12)
Total Braves Group	(11)	(12)
Formula One Group
Corporate and other	(10)	(13)
Total Formula One Group	(10)	(13)
Consolidated Liberty	$364	$442

LIBERTY MEDIA FINANCIAL METRICS – FULL YEAR

	Twelve months ended
	December 31,
	2015	2016
	amounts in millions
Revenue
Liberty SiriusXM Group
SIRIUS XM	$4,552	$5,014
Total Liberty SiriusXM Group	4,552	5,014
Braves Group
Corporate and other	243	262
Total Braves Group	243	262
Formula One Group
Corporate and other	—	—
Total Formula One Group	—	—
Consolidated Liberty	$4,795	$5,276

Operating Income (Loss)
Liberty SiriusXM Group
SIRIUS XM	$1,073	$1,386
Corporate and other	—	(34)
Total Liberty SiriusXM Group	1,073	1,352
Braves Group
Corporate and other	(38)	(61)
Total Braves Group	(38)	(61)
Formula One Group
Corporate and other	(81)	443
Total Formula One Group	(81)	443
Consolidated Liberty	$954	$1,734

Adjusted OIBDA
Liberty SiriusXM Group
SIRIUS XM	$1,660	$1,853
Corporate and other	—	(15)
Total Liberty SiriusXM Group	1,660	1,838
Braves Group
Corporate and other	3	(20)
Total Braves Group	3	(20)
Formula One Group
Corporate and other	(35)	(45)
Total Formula One Group	(35)	(45)
Consolidated Liberty	$1,628	$1,773

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-K for the year ended December 31, 2016.

Fair Value of Corporate Public Holdings

(amounts in millions)	9/30/2016		12/31/2016
Liberty SiriusXM Group	$	N/A	$	N/A
Braves Group		N/A		N/A
Formula One Group
Live Nation debt and equity(1)		1,938		1,853
Other public holdings(2)		420		489
Total Liberty Media		$2,358		$2,342

(1)

Represents the fair value of debt and equity investments attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $776 million and $731 million as of September 30, 2016 and December 31, 2016, respectively.

(2)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2016	12/31/2016
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$611	$287
Braves Group	109	107
Formula One Group	220	168
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$940	$562

Debt:
SiriusXM senior notes(2)	$6,150	$5,500
Margin loans	250	250
Other subsidiary debt(3)	14	404
Total Attributed Liberty SiriusXM Group Debt	$6,414	$6,154
Unamortized discount, fair market value adjustment and deferred loan costs	(52)	(47)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$6,362	$6,107

Liberty 1.375% cash convertible notes due 2023(4)	1,000	1,000
2.25% exchangeable senior debentures due 2046(4)	445	445
Other corporate level debt	36	36
Total Attributed Formula One Group Debt	$1,481	$1,481
Fair market value adjustment	65	102
Total Attributed Formula One Group Debt (GAAP)	$1,546	$1,583

Atlanta Braves debt(5)	220	338
Total Attributed Braves Group Debt	$220	$338
Deferred loan costs	(9)	(10)
Total Attributed Braves Group Debt (GAAP)	$211	$328

Total Liberty Media Corporation Debt (GAAP)	$8,119	$8,018

(1)	Includes $572 million and $214 million of cash and liquid investments held at SiriusXM as of September 30, 2016 and December 31, 2016, respectively.
(2)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(3)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(4)	Face amount of the cash convertible notes and exchangeable senior debentures with no fair market value adjustment.
(5)

Includes Atlanta National League Baseball Club, LLC borrowings, Braves Stadium Company, LLC debt to fund the construction of the new ballpark and drawdowns under various credit facilities to fund development costs for the mixed-use development.

Total cash and liquid investments attributed to Liberty SiriusXM Group decreased $324 million during the fourth quarter.   Cash from operations were more than offset by debt repayments, stock repurchases and the payment of a dividend at SiriusXM.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at December 31, 2016 is $214 million at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group decreased $260 million during the fourth quarter primarily as a result of the redemption of SiriusXM’s $650 million 5.875% Senior Notes due 2020 for an approximate purchase price of $669 million, including premium. This redemption was funded with SiriusXM’s cash and cash equivalents and $310 million of borrowings under SiriusXM’s Credit Facility.

Total cash and liquid investments attributed to Braves Group were flat during the fourth quarter, as additional borrowings were offset by capital expenditures related to the construction of the new ballpark and adjacent mixed-use development.

Total debt attributed to Braves Group increased by $118 million during the fourth quarter primarily as a result of additional borrowings, net of repayments, for funding the ballpark and mixed-use development.  During October 2016, the Braves funded a $200 million senior secured note scheduled to mature in September 2041. In connection with this financing, the Braves partially repaid and reduced the capacity on the Braves term loan from $345 million to $130 million.

As of December 31, 2016, approximately $618 million had been spent on the new ballpark, of which approximately $373 million of funding was provided by Cobb County and related entities and $245 million provided by the Braves.  As of December 31, 2016, approximately $309 million had been spent on the mixed-use development (including $7 million of cost towards future development phases, including purchased land cost, not reflected in the currently forecasted equity contribution towards the mixed-use development), of which approximately $46 million was provided by JV partners’ equity. The remaining $256 million was provided by the Braves, of which approximately $188 million was contributed in equity and approximately $68 million in debt.

Total cash and liquid investments attributed to Formula One Group decreased $52 million during the fourth quarter, primarily as a result of a reduction in cash from operations.

Total debt attributed to Formula One Group was flat during the fourth quarter.

On November 8, 2016, Liberty entered into a $500 million margin loan agreement with 53.7 million shares of Live Nation common stock and 1.9 million shares of Viacom common stock pledged as collateral. This margin loan has a two year term and bears interest at a rate of LIBOR plus 2.25% with an undrawn annual commitment fee of 0.75%. This loan was undrawn as of December 31, 2016. Subsequent to year end, on January 20, 2017, Liberty drew $350 million under the margin loan, and the proceeds were used for the second closing of the F1 acquisition.

Subsequent to year end and in connection with the second closing of F1 on January 23, 2017, Liberty issued $450 million cash convertible notes at an annual interest rate of 1% that mature on January 30, 2023 (the ‘‘1% Convertible

Notes’’). The conversion of the 1% Convertible Notes will be settled solely in cash, and not through the delivery of any securities,  based on the trading prices of the underlying FWONK shares. Liberty used a portion of the net proceeds to fund an increase to the cash consideration paid to the selling shareholders of F1 by approximately $400 million  (the remaining proceeds are held on the balance sheet as cash)  and retained in treasury the approximately 19 million FWONK shares that otherwise would have been issued to the selling shareholders (based on the per share purchase price of $21.26). These FWONK shares will be reserved for possible sale to the F1 teams. To the extent such shares are not sold to F1 teams within six months following the second closing, the shares will be retired.

In February, Liberty launched a process to refinance a portion of F1’s $3.1 billion first lien term loan. The proposed terms (subject to closing, which is expected during the first quarter) provide for, among other things, a 50 bps reduction in margin from 3.75% to 3.25% and an extension of the debt maturity from July 2021 to the earlier of (i) February 2024 or (ii) six months prior to the maturity of the second lien term loan (currently maturing July 2022). Further, Liberty intends to use excess cash on the balance sheet to repay approximately $300 million of F1’s $1 billion second lien term loan.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 11:00 a.m. (E.S.T.) on February 28, 2017.  The call can be accessed by dialing (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the expected terms and closing of the proposed refinancing of certain subsidiary debt of Delta Topco, the potential issuance of FWONK shares to F1 teams, the continuation of our stock repurchase plan, the construction of the new ballpark for the Atlanta Braves and the associated mixed use development and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the competitive position of SiriusXM versus other radio and audio entertainment providers, the ability of SiriusXM to attract and retain subscribers, the dependence of SiriusXM upon the auto industry, general economic conditions, the failure of SiriusXM’s satellites, the interruption or failure of SiriusXM’s information and communication systems, the security of personal customer information, the market for music rights, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, SiriusXM’s failure to comply with FCC requirements, interference to SiriusXM’s service from new and existing wireless operations, continued access to capital on terms acceptable to Liberty Media and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

December 31, 2016 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$287	107	168	—	562
Trade and other receivables, net	223	15	2	—	240
Other current assets	206	17	5	(1)	227
Total current assets	716	139	175	(1)	1,029
Intergroup interest in the Braves Group	—	—	187	(187)	—
Investments in available-for-sale securities and other cost investments	—	8	1,301	—	1,309
Investments in affiliates, accounted for using the equity method	164	61	892	—	1,117

Property and equipment, at cost	2,079	943	160	—	3,182
Accumulated depreciation	(746)	(13)	(71)	—	(830)
	1,333	930	89	—	2,352

Intangible assets not subject to amortization
Goodwill	14,165	180	—	—	14,345
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	—	—	24,018
Intangible assets subject to amortization, net	998	73	1	—	1,072
Other assets	145	14	350	(29)	480
Total assets	$27,051	1,548	2,995	(217)	31,377

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$5	(17)	12	—	—
Accounts payable and accrued liabilities	828	141	16	—	985
Current portion of debt	5	—	—	—	5
Deferred revenue	1,833	44	—	—	1,877
Other current liabilities	3	—	3	(1)	5
Total current liabilities	2,674	168	31	(1)	2,872
Long-term debt	6,102	328	1,583	—	8,013
Deferred income tax liabilities	1,967	48	39	(29)	2,025
Redeemable intergroup interest	—	187	—	(187)	—
Other liabilities	278	417	56	—	751
Total liabilities	11,021	1,148	1,709	(217)	13,661
Equity / Attributed net assets	10,085	385	1,286	—	11,756
Noncontrolling interests in equity of subsidiaries	5,945	15	—	—	5,960
Total liabilities and equity	$27,051	1,548	2,995	(217)	31,377

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2016 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$4,194	—	—	4,194
Other revenue	820	262	—	1,082
Total revenue	5,014	262	—	5,276
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,109	—	—	1,109
Programming and content	354	—	—	354
Customer service and billing	387	—	—	387
Other	144	—	—	144
Subscriber acquisition costs	513	—	—	513
Other operating expenses	82	224	—	306
Selling, general and administrative	761	67	58	886
Legal settlement, net	—	—	(511)	(511)
Depreciation and amortization	312	32	10	354
	3,662	323	(443)	3,542
Operating income (loss)	1,352	(61)	443	1,734
Other income (expense):
Interest expense	(342)	(1)	(19)	(362)
Share of earnings (losses) of affiliates, net	13	9	(8)	14
Unrealized gain/(loss) on inter-group interest	—	(27)	27	—
Realized and unrealized gains (losses) on financial instruments, net	—	1	36	37
Other, net	(25)	—	21	(4)
	(354)	(18)	57	(315)
Earnings (loss) before income taxes	998	(79)	500	1,419
Income tax (expense) benefit	(341)	17	(171)	(495)
Net earnings (loss)	657	(62)	329	924
Less net earnings (loss) attributable to the noncontrolling interests	244	—	—	244
Net earnings (loss) attributable to Liberty stockholders	$413	(62)	329	680

Programming and content	21	—	—	21
Customer service and billing	4	—	—	4
Other costs of services	5	—	—	5
Operating	13	—	—	13
Selling, general and administrative	85	9	13	107
Stock compensation expense	$128	9	13	150

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Twelve months ended December 31, 2015 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$3,807	—	—	3,807
Other revenue	745	243	—	988
Total revenue	4,552	243	—	4,795
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,035	—	—	1,035
Programming and content	267	—	—	267
Customer service and billing	380	—	—	380
Other	141	—	—	141
Subscriber acquisition costs	533	—	—	533
Other operating expenses	73	189	—	262
Selling, general and administrative	728	61	72	861
Depreciation and amortization	322	31	9	362
	3,479	281	81	3,841
Operating income (loss)	1,073	(38)	(81)	954
Other income (expense):
Interest expense	(307)	(1)	(20)	(328)
Share of earnings (losses) of affiliates, net	(1)	9	(48)	(40)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(140)	(140)
Other, net	—	—	12	12
	(308)	8	(196)	(496)
Earnings (loss) before income taxes	765	(30)	(277)	458
Income tax (expense) benefit	(322)	10	102	(210)
Net earnings (loss)	443	(20)	(175)	248
Less net earnings (loss) attributable to the noncontrolling interests	184	—	—	184
Net earnings (loss) attributable to Liberty stockholders	$259	(20)	(175)	64

Programming and content	19	—	—	19
Customer service and billing	5	—	—	5
Other	8	—	—	8
Other operating expenses	18	—	—	18
Selling, general and administrative	107	10	37	154
Stock compensation expense	$157	10	37	204

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2016 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$657	(62)	329	924
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	312	32	10	354
Stock-based compensation	128	9	13	150
Share of (earnings) loss of affiliates, net	(13)	(9)	8	(14)
Unrealized (gains) losses on intergroup interest, net	—	27	(27)	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(36)	(37)
Noncash interest expense	6	5	—	11
Losses (gains) on dilution of investment in affiliate	—	—	—	—
Loss on early extinguishment of debt	24	—	—	24
Deferred income tax expense (benefit)	332	1	94	427
Intergroup tax allocation	(13)	(19)	32	—
Intergroup tax (payments) receipts	7	7	(14)	—
Other charges (credits), net	21	11	(2)	30
Changes in operating assets and liabilities
Current and other assets	59	(17)	(17)	25
Payables and other liabilities	184	105	(12)	277
Net cash provided (used) by operating activities	1,704	89	378	2,171
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	62	62
Proceeds (payments) from settlement of financial instruments, net	—	—	(1)	(1)
Investments in and loans to cost and equity investees	—	(20)	(764)	(784)
Repayment of loans and other cash receipts from cost and equity investees	—	—	48	48
Capital expended for property and equipment	(206)	(360)	(2)	(568)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(33)	1	(36)
Net cash provided (used) by investing activities	(210)	(413)	(641)	(1,264)
Cash flows from financing activities:
Borrowings of debt	1,847	460	438	2,745
Repayments of debt	(1,471)	(276)	(2)	(1,749)
Intergroup (payments) receipts	58	16	(74)	—
Shares repurchased by subsidiary	(1,674)	—	—	(1,674)
Braves Rights Offering	—	203	—	203
Taxes paid in lieu of shares issued for stock-based compensation	(47)	—	(11)	(58)
Other financing activities, net	(32)	15	4	(13)
Net cash provided (used) by financing activities	(1,319)	418	355	(546)
Net increase (decrease) in cash and cash equivalents	175	94	92	361
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$287	107	168	562

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Twelve months ended December 31, 2015 (unaudited)

	Attributed
	Liberty SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$443	(20)	(175)	248
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	322	31	9	362
Stock-based compensation	157	10	37	204
Share of (earnings) loss of affiliates, net	1	(9)	48	40
Realized and unrealized (gains) losses on financial instruments, net	—	—	140	140
Noncash interest expense	6	—	—	6
Losses (gains) on dilution of investments in affiliate	—	—	1	1
Deferred income tax expense (benefit)	290	(6)	(109)	175
Intergroup tax allocation	(4)	(4)	8	—
Intergroup tax (payments) receipts	—	1	(1)	—
Other charges (credits), net	15	—	4	19
Changes in operating assets and liabilities
Current and other assets	(220)	9	3	(208)
Payables and other liabilities	212	33	—	245
Net cash provided (used) by operating activities	1,222	45	(35)	1,232
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	24	151	175
Proceeds (payments) from settlement of financial instruments, net	—	—	(322)	(322)
Investments in and loans to cost and equity investments	—	—	(19)	(19)
Capital expended for property and equipment	(135)	(128)	(33)	(296)
Purchases of short term investments and other marketable securities	—	—	(174)	(174)
Sales of short term investments and other marketable securities	—	—	358	358
Other investing activities, net	—	(9)	1	(8)
Net cash provided (used) by investing activities	(135)	(113)	(38)	(286)
Cash flows from financing activities:
Borrowings of debt	1,978	197	38	2,213
Repayments of debt	(1,038)	(158)	—	(1,196)
Intergroup (payments) receipts	9	31	(40)	—
Repurchases of Liberty common stock	—	—	(350)	(350)
Shares repurchased by subsidiary	(2,018)	—	—	(2,018)
Taxes paid in lieu of shares issued for stock-based compensation	(54)	—	(26)	(80)
Other financing activities, net	—	—	5	5
Net cash provided (used) by financing activities	(1,123)	70	(373)	(1,426)
Net increase (decrease) in cash and cash equivalents	(36)	2	(446)	(480)
Cash and cash equivalents at beginning of period	148	11	522	681
Cash and cash equivalents at end of period	$112	13	76	201

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months and years ended December 31, 2015 and December 31, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	4Q15	4Q16
Liberty SiriusXM Group
Revenue	$1,192	$1,303

Adjusted OIBDA	385	467
Depreciation and amortization	(82)	(77)
Stock compensation expense	(42)	(38)
Legal settlements and reserves(1)	—	(46)
Operating income	$261	$306

Braves Group
Revenue	$16	$18

Adjusted OIBDA	(11)	(12)
Depreciation and amortization	(6)	(2)
Stock compensation expense	(5)	(2)
Operating income (loss)	$(22)	$(16)

Formula One Group
Revenue	$—	$—

Adjusted OIBDA	(10)	(13)
Depreciation and amortization	(2)	(3)
Stock compensation expense	(10)	(1)
Operating income (loss)	$(22)	$(17)

Liberty Media Corporation (Consolidated)
Revenue	$1,208	$1,321

Adjusted OIBDA	364	442
Depreciation and amortization	(90)	(82)
Stock compensation expense	(57)	(41)
Legal settlements and reserves(1)	—	(46)
Operating income	$217	$273

(1)

During the fourth quarter of 2016, SiriusXM recorded an expense of $46 million related to music royalty legal settlements and reserves. The $46 million expense is included in the revenue share and royalties line item in SiriusXM’s consolidated financial statements for the year ended December 31, 2016, but has been excluded from Adjusted OIBDA for the corresponding period as this expense was not incurred as a part of SiriusXM’s normal operations for the period, and this lump sum amount does not relate to the on-going performance of the business.

ANNUAL SUMMARY

(amounts in millions)	2015	2016
Liberty SiriusXM Group
Revenue	$4,552	$5,014

Adjusted OIBDA	1,660	1,838
Depreciation and amortization	(322)	(312)
Stock compensation expense	(157)	(128)
Legal settlements and reserves(1)	(108)	(46)
Operating income	$1,073	$1,352

Braves Group
Revenue	$243	$262

Adjusted OIBDA	3	(20)
Depreciation and amortization	(31)	(32)
Stock compensation expense	(10)	(9)
Operating income (loss)	$(38)	$(61)

Formula One Group
Revenue	$—	$—

Adjusted OIBDA	(35)	(45)
Depreciation and amortization	(9)	(10)
Stock compensation expense	(37)	(13)
Legal settlement(2)	—	511
Operating income (loss)	$(81)	$443

Liberty Media Corporation (Consolidated)
Revenue	$4,795	$5,276

Adjusted OIBDA	1,628	1,773
Depreciation and amortization	(362)	(354)
Stock compensation expense	(204)	(150)
Legal settlements and reserves(1)(2)	(108)	465
Operating income	$954	$1,734

(1)

SiriusXM recorded expenses of $108 million and $46 million during fiscal years 2015 and 2016, respectively, related to music royalty legal settlements and reserves. These expenses are included in the revenue share and royalties line item in SiriusXM’s consolidated financial statements for the years ended December 31, 2015 and December 31, 2016, but have been excluded from Adjusted OIBDA for the corresponding periods as these expenses were not incurred as a part of SiriusXM’s normal operations for the period, and the lump sum amounts do not relate to the on-going performance of the business.

(2)

During the first quarter of 2016, Liberty entered into a settlement with Vivendi which resulted in a $775 million payment. Following the payment of a contingency fee to Liberty’s legal counsel, as well as amounts payable to Liberty Global plc, an additional plaintiff in the action, Liberty recognized a net pre-tax gain on the legal settlement of approximately $511 million. This settlement resulted in a dismissal of all appeals and mutual releases of the parties.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures SiriusXM uses to
(i) evaluate the performance of their on-going core operating results period over period, (ii) base internal budgets and
(iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the ongoing performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of operating performance, which provides useful information about their business apart from the costs associated with their capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. Because of large capital investments in SiriusXM’s satellite radio system, their results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of their business. SiriusXM also believes the exclusion of the legal settlements and reserves related to the historical use of sound recordings and loss on disposal of assets is useful as they are significant expenses not incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate SiriusXM’s operating results, after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
	2016	2015
($ in thousands)
Net income:	$745,933	$509,724
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	7,251	7,251
Operating expenses	—	(1,394)
Sound recording legal settlements and reserves	45,900	109,164
Loss on disposal of assets	12,912	7,384
Share-based payment expense	108,604	84,310
Depreciation and amortization	268,979	272,214
Interest expense	331,225	299,103
Loss on extinguishment of debt and credit facilities, net	24,229	—
Other income	(14,985)	(12,379)
Income tax expense	345,727	382,240
Adjusted EBITDA	$1,875,775	$1,657,617

SCHEDULE 3

SiriusXM’s free cash flow is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity. Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by operations, net of capital expenditures and other investment activity and significant items that do not relate to the on-going performance of their business. In a capital intensive business, with significant investments in satellites, SiriusXM looks at their operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate their ability to return capital to stockholders. SiriusXM believes free cash flow is an indicator of the long-term financial stability of their business. Free cash flow, which is reconciled to "Net cash provided by operating activities," is a Non-GAAP financial measure. This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the consolidated statements of cash flows as presented by SiriusXM, adjusted for any significant legal settlements. SiriusXM has excluded the $210 million payment related to the 2015 pre-1972 sound recordings legal settlement from their free cash flow calculation in the year ended December 31, 2015.

Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies. Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. SiriusXM believes free cash flow provides useful supplemental information to investors regarding their current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine their financial condition, and to compare operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	Unaudited
	For the Years Ended
	December 31,
($ in thousands)	2016	2015
Cash Flow Information
Net cash provided by operating activities	$1,719,237	$1,244,051
Net cash used in investing activities	(210,124)	(138,858)
Net cash used in financing activities	(1,407,012)	(1,141,079)

Free Cash Flow
Net cash provided by operating activities	$1,719,237	$1,244,051
Additions to property and equipment	(205,829)	(134,892)
Purchases of restricted and other investments	(4,295)	(3,966)
Pre-1972 sound recordings legal settlement	—	210,000
Free cash flow	$1,509,113	$1,315,193